UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

Umami Sustainable Seafood Inc.
 (Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
(Address of principal executive offices) (zip code)

212-907-6492
 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously reported, on July 20, 2010, the Umami Sustainable Seafood Inc. (the “Company”) entered into a stock purchase agreement with Corposa, S.A. de C.V., Holshyrna ehf, and certain other parties (the “Selling Parties”), providing for the sale from the Selling Parties of 33% of the equity of Baja Aqua Farms, S.A. de C.V., a Mexican corporation (“Baja”) and its affiliate Oceanic Enterprises, Inc., a California corporation (“Oceanic”). Baja owns and operates facilities and equipment in Mexico where it farms Pacific Northern Bluefin Tuna for sale primarily into the Japanese sushi and sashimi market. The agreement provided for acquisition of 33% interests in each entity for an aggregate of $8 million, which was funded, in part, by Atlantis Group, our principal stockholder and an affiliate of our Chief Executive Officer, and charged against the Company’s line of credit from Atlantis.

Under the terms of an option agreement, also entered into on July 20, 2010, the Company acquired the option, exercisable by September 15, 2010, to purchase 66.98% of the remaining Baja shares in consideration for the issuance of a) 10,000,000 restricted shares of common stock of the Company and b) the payment in cash of $10.0 million. On September 15, 2010, the Company exercised the option and on September 27, 2010, the parties to the Agreements entered into amendments to each of the agreements requiring certain capital distributions to be made to the selling parties on or before November 30, 2010 and for the closing date and final transfer of shares to be completed on or before November 30, 2010.  The Company also agreed to fund Baja as necessary to continue its operations as well as fund the capital distributions required to the selling parties, which the Company did.

On November 30, 2010, the Company consummated the acquisition of Baja.  However, instead of making the $10.0 million payment described above, the Company, using its own funds and funds from Baja paid $7.8 million in cash and issued promissory notes in the aggregate principal amount of $2.2 million by November 30, 2010. The notes are unsecured and are due December 10, 2010. No interest is payable on the notes.

Item 3.02 Unregistered Sales of Equity Securities

On November 30, 2010, the Company issued 10 million shares of its common stock to two persons pursuant to the transactions described in Item 2.01 of this Current Report on Form 8-K.  The sale of the shares of common stock was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act due to the fact that the offering of the shares of common stock was made on a private basis to a limited number of purchasers.

As previously reported, on October 28, 2010, the Company entered into a Subscription Agreement (the "Subscription Agreement") with certain accredited investors, pursuant to which the Company could sell up to $2.5 million of $1.50 units consisting of one share of its common stock (the "Common Stock") and a five year warrant to purchase one share of its Common Stock at an exercise price of $1.80 per share.  On November 18, 2010, the Company closed on the last sale of shares pursuant to the Subscription Agreement.  In the aggregate, the Company received gross proceeds of $2.5 million and sold 1,666,666 shares of its common stock and warrants to purchase 1,666,666 shares of its common stock.  In connection with the issuances, the Company paid placement agents an aggregate of $425,000 and issued such placement agents warrants to purchase an aggregate of 283,333 shares of the Company’s common stock on the same terms as the warrants sold in the private placement.  The sale of the shares and warrants was exempt from the registration requirements of the Act pursuant to Section 4(2) of the Act because the offering was made to accredited investors on a private basis. The Company is required, by February 26, 2010, to file a registration statement relating to the resale of the shares and the shares underlying the warrants issued pursuant to the Subscription Agreement. The registration statement must be declared effective by June 24, 2010. If such time frames are not met, the Company will be subject to financial penalties up to an aggregate of 4% of the gross proceeds of the private placement.

Item 9.01 Financial Statements and Exhibits

The financial information and pro-forma financial information that is required pursuant to this Item will be filed by amendment not later than February 9, 2011, which is 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

Exhibits	Description

99.1	Press release dated December 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

December 6, 2010	By:	/s/ Daniel G. Zang
Chief Financial Officer